Exhibit 15(b)

                              FORM OF SERVICE PLAN

     SERVICE PLAN of CitiFunds Tax Free Income Trust (formerly, Landmark Tax Free Income Funds), a Massachusetts business trust (the "Trust"), with respect to shares of beneficial interest of its series CitiFunds National Tax Free Income Portfolio, CitiFunds New York Tax Free Income Portfolio, CitiFunds California Tax Free Income Portfolio, and any other series of the Trust adopting this plan (the "Series"). This Plan relates solely to Class B shares of beneficial interest ("Shares") of each Series.

     WHEREAS, the Trust engages in business as an openend management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust's shares of beneficial interest are divided into separate series representing interests in separate funds of securities and other assets;

     WHEREAS, the Trust intends to distribute Shares in accordance with Rule 12b-1 under the 1940 Act, and wishes to adopt this Plan as a plan of distribution pursuant to Rule 12b-1;

     WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "NonInterested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and the shareholders of the Series, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto;

     WHEREAS, the Trust recognizes and agrees that CFBDS, Inc. (the "Distributor") may impose certain deferred sales charges in connection with the repurchase of Shares by each Series and the Distributor may retain (or receive from such Series, as the case may be) all such deferred sales charges;

     NOW, THEREFORE, the Trust hereby adopts this Plan as a plan of distribution in accordance with Rule 12b-1 under the 1940 Act, with the terms of the Plan being as follows:

     1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may:

          (a) engage, directly or indirectly, in any activities primarily intended to result in the sale of Shares of the Series, which activities may include, but are not limited to (i) payments to the Trust's Distributor for distribution services, (ii) payments to securities dealers, financial institutions (which may include banks) and others in respect of the sale of Shares of the Series, (iii) payments for advertising, marketing or other promotional activity, and (iv) payments for preparation, printing, and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than regulators and existing shareholders of the Trust; and

          (b) make payments, directly or indirectly, to the Trust's Distributor, securities dealers, financial institutions (which may include banks) and others for providing personal service and/or the maintenance of shareholder accounts.

The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into agreements related to this Plan.

     2. Deferred Sales Charges. It is understood that, under certain circumstances, the Distributor may impose certain deferred sales charges in connection with the repurchase of Shares of each Series and the Distributor may retain (or receive from each Series, as the case may be) all such deferred sales charges.

     3. Maximum Expenditures. As consideration, in addition to that provided for in paragraph 2 above, for all services performed and expenses incurred in connection with the distribution of Shares, the Trust may pay from the assets of each Series periodically a distribution fee at an annual rate not to exceed 0.65% of the average daily net assets of such Series for its then-current fiscal year attributable to the Shares of that Series in anticipation of, or as reimbursement for, expenses incurred in connection with the sale of Shares of that Fund. As consideration for personal services and/or account maintenance services performed, each Series may pay periodically a service fee at the rate of 0.25% per annum of the average daily net assets of each Series attributable to Shares of that Series. Payments pursuant to this Plan may be made directly by the Trust to the Distributor or to other persons with which the Trust has entered into agreements related to this Plan. For purposes of determining the fees payable under this Plan, the value of each Series' average daily net assets attributable to Shares shall be computed in the manner specified in the applicable Series' then-current prospectus and statement of additional information.

     4. Trust's Expenses. The Trust shall pay all expenses of its operations, including the following, and such expenses shall not constitute expenditures under this Plan: organization costs of each series; compensation of Trustees; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming shares of beneficial interest and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to existing shareholders of the Series; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Series, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Series (including but not limited to the fees of independent pricing services); expenses of meetings of shareholders; expenses relating to the issuance, registration and qualification of shares; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

     5. Term and Termination. (a) This Plan shall become effective as to a Series upon (i) approval by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of Shares of the particular Series, and (ii) approval by a majority of the Trustees of the Trust and a majority of the Non-Interested Trustees cast in person at a meeting called for the purpose of voting on this Plan. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both the Trustees of the Trust and the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Plan may be terminated at any time with respect to any Series by a vote of a majority of the NonInterested Trustees or by a vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of Shares of the applicable Series.

     6. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities, as defined in the 1940 Act, of Shares of the applicable Series, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 4(a) hereof.

     7. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

     8. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

     9. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

     10. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the provisions of the 1940 Act.